UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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Legacy Housing Corporation
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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LEGACY HOUSING CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DECEMBER 2, 2020

To our Stockholders:

The Annual Meeting of Stockholders of Legacy Housing Corporation (“Legacy” or the “Company”) will be held on Wednesday, December 2, 2020, at our offices located at 1600 Airport Freeway, Suite 100, Bedford, Texas 76022, at 9:30 a.m., local time. At the meeting, you will be asked to consider and vote on:

•	the election of five directors to the Board of Directors; and
•	the ratification of the appointment of BKD, LLP as auditors of the Company for 2020.

Action will also be taken on any other matters that properly come before the meeting. If you are a stockholder of record at the close of business on October 19, 2020, you are entitled to vote at the meeting or at any adjournment or postponement of the meeting. This notice and proxy statement are first being mailed to stockholders on or about October 30, 2020.

Please sign, date and return the enclosed proxy card as soon as possible so your shares may be voted as you direct.

By Order of the Board of Directors,
Kenneth E. Shipley President and Chief Executive Officer
Bedford, Texas October 30, 2020

NOTICE REGARDING POTENTIAL IMPACT OF COVID-19 ON ANNUAL MEETING

 We currently intend to hold the Annual Meeting in person. However, we are actively monitoring the continued impact of the coronavirus disease, or COVID-19, and are sensitive to the public health and travel concerns that our stockholders may have, as well as protocols that federal, state, and local governments have imposed. If it is not possible or advisable to hold the Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include switching to a virtual meeting format, or changing the time, date or location of the Annual Meeting. If the Annual Meeting were to be held in a virtual only format at the above date and time, via live audio webcast, stockholders could participate and vote at the virtual Annual Meeting by visiting a website to be provided and using your control number to access the Annual Meeting, or if you hold your shares in street name, by following the instructions provided by your broker, bank or other nominee that holds your shares.

 Any such change will be announced via press release and the filing of additional proxy materials with the Securities and Exchange Commission, and the Company will take all reasonable steps necessary to inform other intermediaries in the proxy process (such as any proxy service provider) and other relevant market participants (such as the appropriate national securities exchanges) in the event of such change.

LEGACY HOUSING CORPORATION

1600 Airport Freeway

Suite 100

Bedford, Texas 76022

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, December 2, 2020

The Annual Meeting of Stockholders of Legacy Housing Corporation (“Legacy” or the “Company”) will be held on Wednesday, December 2, 2020, at our offices located at 1600 Airport Freeway, Suite 100, Bedford, Texas 76022, at 9:30 a.m., local time.

Our Board of Directors is soliciting your proxy to vote your shares of common stock at the annual meeting or any adjournments of that meeting. This proxy statement, which was prepared by our management for the Board of Directors, contains information about the matters to be considered at the meeting or any adjournments or postponements of the meeting. All proxies will be voted in accordance with the instructions they contain. If you do not specify your voting instructions on the proxy you submit for the meeting, it will be voted in accordance with the recommendation of the Board of Directors. You may revoke your proxy at any time before it is exercised at the meeting by giving our Secretary written notice to that effect. This proxy statement and our annual report are first being sent to stockholders on or about October 30, 2020.

ABOUT THE MEETING

What is being considered at the annual meeting?

You will be voting for:

•	the election of five directors for a term of one year or until their successors are elected and qualified; and
•	the ratification of the appointment of BKD, LLP as our auditors for 2020.

In addition, our management will report on our performance and respond to your questions.

The Board of Directors does not intend to present to the meeting any matters not referred to in the form of proxy. If any proposal not set forth in this proxy statement should be presented for action at the meeting, and is a matter which should come before the meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting them.

How many votes must be present to hold the meeting?

Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy by mail. In order for us to conduct our meeting, a majority of our outstanding shares as of October 19, 2020, the record date, must be present at the meeting, in person or by proxy. This is referred to as a quorum. On October 19, 2020, we had 24,192,157 shares issued and outstanding.

Who can vote at the meeting?

You may vote if you owned common stock as of the close of business on October 19, 2020. Each share of stock is entitled to one vote.

Who is being nominated for director?

The only director candidates nominated for election at the annual meeting are Curtis D. Hodgson, Kenneth E. Shipley, Stephen L. Crawford, Jeffrey K. Stouder and Robert D. Bates. The two prospective Board members who are not already members of the Board are Mr. Stouder and Mr. Bates, who are proposed to replace Richard W. Florea and John A. Isakson, who are not standing for reelection.

What should I do if I receive more than one proxy card or other set of proxy materials from the Company?

If you hold your shares in multiple accounts or registrations, or in both registered and street name, you will receive a proxy card for each account. Please sign, date and return all proxy cards you receive from the Company. Only your latest dated proxy for each account will be voted. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is Continental Stock Transfer & Trust Company, tel.: (212) 509-4000.

How do I vote?

If you are a record holder of shares of common stock, you can vote in two ways:

1.

By Mail: If you received your proxy materials by mail, complete and sign your proxy card or voting instruction form and mail it in the enclosed postage prepaid envelope we provided so that it is received by December 1, 2020, one day before the annual meeting, to be sure it is received in time to count.

2.

In Person at the Meeting: If you attend the annual meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which we will provide to you at the annual meeting.

Can I vote if my shares are held in “street name”?

If the shares you own are held in “street name” by a brokerage firm, your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your brokerage firm provides you. Many brokers also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your brokerage firm on your vote instruction form.

Will my shares be voted if I do not provide my proxy?

Under applicable rules, if you do not give instructions to your brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but it will not be allowed to vote your shares with respect to certain “non-discretionary” items. The ratification of BKD, LLP as our independent registered public accounting firm is considered to be a discretionary item under applicable rules and your brokerage firm will be able to vote on that item even if it does not receive instructions from you, so long as it holds your shares in its name. The remaining items of business at the annual meeting are “non-discretionary” and if you do not instruct your broker how to vote with respect to such proposals, your broker may not vote with respect to these proposals and those votes will be counted as “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter. Please see “What vote is required to approve each of the matters to be considered at the meeting?” for information regarding the vote required to approve the matters being considered at the annual meeting and the treatment of broker non-votes.

If you hold your shares directly in your own name, they will not be voted if you do not provide a proxy.

If your shares are held in street name, you must bring an account statement or letter from your bank or brokerage firm showing that you are the beneficial owner of the shares as of the October 19, 2020 record date in order to be admitted to the meeting on December 2, 2020. To be able to vote your shares held in street name at the meeting, you will need to obtain a proxy card from the holder of record.

Can I change my mind after I vote?

Yes, you may revoke your proxy and change your vote at any time before the polls close at the meeting. You can do this by (1) signing another proxy with a later date and returning it to us prior to the meeting or (2) voting again at the meeting.

What if I return my proxy card but do not include voting instructions?

Proxy cards that are signed and returned but do not include voting instructions will be voted “FOR” the election of the nominee directors recommended by the Board of Directors and ”FOR” the ratification of the appointment of BKD, LLP.

What vote is required to approve each of the matters to be considered at the meeting?

Proposal 1: Election of Directors. In an uncontested election, directors of the Company are elected by the affirmative vote of the majority of the shares of stock present in person or represented by proxy at a shareholders meeting having a quorum and entitled to vote on the subject matter. The election at the annual meeting will be uncontested. You may vote either “FOR” or “AGAINST” for any one or more of the nominees. Under a majority of the votes standard, the shares voted “FOR” a nominee must exceed the number of shares voted “AGAINST” that nominee. An abstention will have the same effect as a vote “AGAINST” a nominee. If you do not instruct your broker how to vote with respect to this item, your broker may not vote your shares with respect to the election of directors. Any shares not voted by a customer will be treated as broker non-votes, and broker non-votes will have no effect on the results of the election of directors.

Proposal 2: Ratification of Independent Registered Public Accounting Firm. To be approved, this proposal to ratify our selection of an independent registered public accounting firm must receive an affirmative vote from stockholders present in person or represented by proxy at the annual meeting representing a majority of the votes cast on the proposal. Abstentions will have the same effect as a vote “AGAINST” this proposal. For this proposal, brokerage firms have authority to vote shares of their customers that are held in “street name.” If a broker does not exercise this authority, it will result in a broker non-vote. Broker non-votes will have no effect on the outcome of this proposal.

How will votes be counted?

Each share of common stock will be counted as one vote according to the instructions contained on a proper proxy card, whether submitted in person, by mail, internet, on a ballot voted in person at the meeting, or in accordance with the instructions provided by your broker. With respect to all proposals, shares will not be voted in favor of the matter, and will not be counted as voting on the matter, if they are broker non-votes. Assuming the presence of a quorum, abstentions and broker non-votes for a particular proposal will not be counted as votes cast to determine the outcome of a particular proposal.

Who will count the votes?

Representatives of Continental Stock Transfer & Trust Company, the transfer agent for our common stock (“Common Stock”), will tabulate the votes.

Will my vote be kept confidential?

Yes, your vote will be kept confidential and we will not disclose your vote, unless (1) we are required to do so by law (including in connection with the pursuit or defense of a legal or administrative action or proceeding) or (2) there is a contested election for the Board of Directors.

How does the Board of Directors recommend that I vote on the proposals?

The Board of Directors recommends that you vote on the proxy card:

“FOR” the election of each of the five nominees, Curtis D. Hodgson, Kenneth E. Shipley, Stephen Crawford, Jeffrey K. Stouder and Robert D. Bates, each for a term of one year (Proposal 1); and

“FOR” the ratification of the selection of BKD, LLP as our independent registered public accounting firm for the 2020 fiscal year (Proposal 2).

Where can I find the voting results?

We will report the voting results in a current report on Form 8-K within four business days after the conclusion of our annual meeting.

How and when may I submit a stockholder proposal, including a stockholder nomination for director, for the 2021 Annual Meeting?

If you are interested in submitting a proposal for inclusion in our proxy statement for the 2021 Annual Meeting, you need to follow the procedures outlined in Rule 14a-8 of the Securities Exchange Act of 1934, or the Exchange Act. To be eligible for inclusion, we must receive your stockholder proposal for our proxy statement for the 2020 Annual Meeting of Stockholders at our principal executive offices in Bedford, Texas no later than July 2, 2021.

The stockholder’s notice to the Secretary must set forth (1) as to each person whom the stockholder proposes to nominate for election as a director (a) his/her name, age, business address and residence address, (b) his/her principal occupation and employment, (c) the number of shares of Common Stock which are owned beneficially or of record by him/her as well as, among other things, any derivative or synthetic instrument, convertible security, put, option, stock appreciation right or similar rights; (d) a description of any agreement, arrangement or understanding; and (e) any other information relating to the nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder; (2) as to any other business that the stockholder proposes to bring before the meeting, (a) a brief description of the business desired to be brought before the meeting, (b) the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the Bylaws, the language of the proposed amendment), (c) the reasons for conducting such business at the meeting, and (d) any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (3) as to the stockholder giving the notice (a) his/her name and record address and (b) the number of shares of Common Stock that are owned beneficially or of record by him/her. The notice delivered by a stockholder must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected. The stockholder must be a stockholder of record on the date on which he/she gives the notice described above and on the record date for the determination of stockholders entitled to vote at the meeting.

If notice of any stockholder proposal is received before August 4, 2021, or after September 3, 2021, then the notice will be considered untimely and we are not required to present such proposal at the 2021 Annual Meeting.

These requirements are separate from and in addition to the requirements of the Securities and Exchange Commission (the “SEC”) that a stockholder must meet in order to have a stockholder proposal included in our proxy statement.

Any proposals, nominations or notices should be sent to:

Legacy Housing Corporation

1600 Airport Freeway

Suite 100

Bedford, Texas 76022

Attention: Corporate Secretary

What are the costs of soliciting these proxies and who will pay?

We will bear the costs of mailing the proxy statement and solicitation of proxies, which we estimate to be approximately $4,000. In addition to solicitations by mail, our directors, officers and regular employees may solicit proxies by telephone, email and personal communication. No additional remuneration will be paid to any director, officer or employee of the Company for such solicitation. We will request brokers, custodians and fiduciaries to forward proxy soliciting material to the owners of shares of our Common Stock that they hold in their names. To the extent necessary in order to assure sufficient representation, our officers and regular employees may request the return of proxies personally, by telephone or email. The extent to which this will be necessary depends entirely upon how promptly proxies are received, and stockholders are urged to send in their proxies without delay.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report may have been sent to multiple stockholders in your household unless we have received contrary instructions from one or more stockholders. We will promptly deliver a separate copy of either document to you if you contact us at the following address or telephone number: Legacy Housing Corporation, 1600 Airport Freeway, Suite 100, Bedford, Texas 76022, tel.: (817) 799-4900. If you want to receive separate copies of the proxy statement or annual report in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) provides that the number of directors is fixed by Board resolution. Our Board of Directors now consists of five directors, as set forth below, each of whom has consented to be nominated and to serve if elected. Richard W. Florea and John A. Isakson served on the Board of Directors this past year but are not standing for reelection this year. The Board has nominated Jeffrey K. Stouder and Robert D. Bates to serve on the Board to fill the vacant positions created by Mr. Florea’s departure and Mr. Isakson’s departure. All the other Board members served on the Board this prior year and are standing for reelection.

Name	Age	Principal Occupation	Director Since
Curtis D. Hodgson	66	Executive Chairman—Legacy Housing	2018
Kenneth E. Shipley	61	President and Chief Executive Officer—Legacy Housing	2018
Stephen L. Crawford(1)(2)	66	Former Managing Partner of Sabine Realty Partners, LLC	2019
Jeffrey K. Stouder(3)	49	Vice President, Global Controller—E2open, LLC	—
Robert D. Bates(3)	33	Vice President, Mergers & Acquisitions—Arcosa Inc.	—

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)

If elected to the Board of Directors, it is anticipated that Mr. Stouder and Mr. Bates will be appointed to the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

Unless you indicate otherwise, shares represented by executed proxies will be voted “FOR” the election as directors of the persons listed above. As of the date of this proxy statement, the Company has no reason to believe that any nominee will be unable to serve or for good cause will not serve as a director. However, if for any reason a nominee becomes unable to serve or for good cause will not serve if elected, the Nominating and Corporate Governance Committee may recommend, and the Board may propose, a substitute nominee(s) at the annual meeting and the proxies identified in the proxy card will vote to approve the election of the substitute nominee(s). If substitute nominees are proposed, we will, in full compliance with all applicable state and federal laws and regulations, file an amended proxy statement and proxy card that, as applicable, (1) identifies the substitute nominee(s), (2) discloses that such nominees have consented to being named in the revised proxy statement and to serve if elected and (3) includes the disclosure required by Item 7 of Schedule 14A with respect to such nominees.

Director Qualifications

Our Board of Directors, acting through our Nominating and Corporate Governance Committee, is responsible for nominating a slate of director nominees that collectively have the complementary experience, qualifications, and skills and attributes to guide the Company and function effectively as a Board. We believe that each of our nominees has the necessary professional experience to provide effective oversight of the Company’s business. We also believe each of our nominees has other attributes necessary to create an effective Board, such as high personal and professional ethics, business and professional experience, integrity and values; practical wisdom and judgment; and a commitment to representing the long-term interests of all our stockholders. In addition to these attributes, in each individual’s biography set forth below, we have highlighted specific experience, qualifications, and skills that we believe qualify each individual to serve as a director of Legacy.

Director Biographies

The following is a brief account of our directors’ business experience:

Curtis D. Hodgson co-founded our company in 2005 and served as our Co-Chief Executive Officer from January 2018 to February 2019, then became our executive Chairman of the Board. He has been a member of our Board of Directors since January 2018. Prior to that, Mr. Hodgson served as a partner of the company’s predecessor, Legacy Housing, Ltd., and controlled its general partner. Over the past 37 years, Mr. Hodgson has owned and operated several manufactured home retail operations and manufactured housing communities in Texas. Mr. Hodgson has significant expertise in the manufactured housing industry. Mr. Hodgson earned a B.S. in Engineering from the University of Michigan and J.D. from The University of Texas.

Mr. Hodgson is the co-founder, executive Chairman and one of our largest stockholders and he was selected to serve on our Board of Directors due to his decades of experience and deep knowledge of our industry and substantial operational and strategic planning expertise. His service as the executive Chairman creates a critical link between management and the Board.

Kenneth E. Shipley co-founded our company in 2005 with Curtis D. Hodgson. Mr. Shipley was our Co-Chief Executive Officer from January 2018 and, since February 2019, has served as our President and sole Chief Executive Officer. He has been a member of our Board of Directors since January 2018, when our company converted to a corporation and prior to that, Mr. Shipley, together with Mr. Hodgson, served as partners of the company’s predecessor, Legacy Housing, Ltd. Mr. Shipley has more than 30 years of experience in the manufactured home industry. Since 1981, he has also owned and operated Bell Mobile Homes in Lubbock, Texas, a manufactured home retailer.

Mr. Shipley is the co-founder, President, Chief Executive Officer and one of our largest stockholders, and he was selected to serve on our Board of Directors due to his decades of experience and knowledge of our industry and substantial sales and distribution experience with dealers and customers in the industry. His service as a director and the President and Chief Executive Officer creates a critical link between management and the Board.

Stephen L. Crawford was elected to our Board of Directors at the annual meeting of stockholders held on November 8, 2019. He has served as the Managing Partner of Sabine Realty Partners, LLC, a real estate company focused on Texas properties, from May 2014 until May 2019. Previously, he served as the Director of Corporate Real Estate for Temple-Inland Inc., a publicly traded corrugated packaging and building products company, from April 2002 until February 2012, at which time International Paper acquired Temple-Inland. From 2012 until his retirement in December 2013, Mr. Crawford served as a Senior Real Estate Manager for International Paper, focusing his efforts on the corporate transition. From March 1994 until March 2002, Mr. Crawford served as the Director of Corporate Real Estate and Senior Vice President for Guaranty Bank. In that role, he had director level responsibilities over 200 branch bank locations in Texas and California, as well as oversight of Guaranty Bank’s corporate headquarters in Dallas, Texas. In addition, Mr. Crawford has experience from 1976-1994 in commercial real estate lending, brokering, acquisitions, development, marketing, and asset management for companies such as Trammell Crow Company and Bonnet Resources Corporation. Mr. Crawford earned a B.B.A. from Texas Tech University.

Mr. Crawford has extensive experience and knowledge of commercial real estate acquisitions, dispositions, development, and asset management, and this expertise is highly beneficial to our company.

Jeffrey K. Stouder is standing for election to our Board of Directors for the first time. He has served as the Vice President, Global Controller at E2open, LLC, a leading provider of cloud-based supply chain software and solutions, since August 2019. Previously, he served as the Chief Financial Officer at Global Resale, LLC, a global leader in aftermarket services and reverse logistics for IT hardware, from March 2018 to August 2019. From July 2015 to March 2018, Mr. Stouder served as the Corporate Controller at NBG Home, the largest provider of affordable home décor products, with manufacturing and distribution facilities across the United States and internationally. From 2000 to 2015, he served at Dell, Inc. in various accounting and finance positions including SEC Reporting Manager, Global Sales Controller, and Finance Director for Dell Services. Mr. Stouder began his career at Arthur Andersen LLP in the Dallas office, where he worked in the audit practice as staff, senior, and audit manager from 1994 to 2000. Mr. Stouder received his B.B.A. and M.S. Accounting degrees from Texas Tech University and is a certified public accountant.

Mr. Stouder brings over 25 years of experience in accounting, finance, audit, corporate governance, mergers, and investor relations. His expertise in these areas will be highly valuable to the Board.

Robert D. Bates is standing for election to our Board of Directors for the first time. He has served as the Vice President, Mergers & Acquisitions at Arcosa Inc., a publicly traded infrastructure products company, since August 2018. Previously, he served as the Vice President, Industrial Investment Banking Group at Stephens Inc., a privately owned investment bank, from June 2015 to August 2018. From February 2012 to June 2015, he served as an associate in the energy investment banking group at Seaport Global Securities, LLC, an independent full-service investment bank. Mr. Bates began his career in New York at Willis RE Inc. as a reinsurance brokerage analyst from July 2010 to February 2012. Mr. Bates received his B.S. Management degree with a double major in finance and legal studies in business from Tulane University.

Mr. Bates substantial knowledge in mergers & acquisitions, capital markets transactions, the insurance industry and risk management solutions make him well qualified as a member of the Board.

Board Recommendation

The Board of Directors unanimously recommends a vote on the proxy card “FOR” the election each of the directors listed above.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF BKD, LLP AS AUDITORS FOR

FISCAL 2020

Our Audit Committee charter provides that the Audit Committee shall appoint annually a firm of independent registered public accountants to serve as auditors. The Audit Committee has appointed BKD, LLP to act as auditors for our fiscal year ending December 31, 2020.

If this proposal is not approved at the annual meeting, our Audit Committee will reconsider the selection of BKD, LLP for the ensuing fiscal year, but may determine that continued retention of BKD, LLP is in our Company’s and our stockholders’ best interests. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our Company’s and our stockholders’ best interests.

We expect representatives of BKD, LLP to be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

Board Recommendation

Our Board of Directors unanimously recommends that our stockholders vote “FOR” ratification of the appointment of BKD, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020 on the proxy card.

CORPORATE GOVERNANCE

Board Leadership

The Executive Chairman of the Board is Curtis D. Hodgson. The Chairman and Chief Executive Officer roles are split, and Kenneth E. Shipley serves as Chief Executive Officer. As the former Chief Executive Officer, the Executive Chairman of the Board provides guidance to the Chief Executive Officer with respect to strategic initiatives. The Executive Chairman also leads the Board in its discussions. The Chief Executive Officer is responsible for implementing the Company’s strategic and operating objectives and day-to-day decision-making related to such implementation. The Board believes that the separation of the offices of Executive Chairman and Chief Executive Officer is appropriate as it allows Mr. Shipley to focus primarily on his management responsibilities and is a corporate governance best practice.

The Board currently has three standing committees (Audit, Compensation, and Nominating and Corporate Governance) that are chaired and composed entirely of directors who are independent under Nasdaq and SEC rules. Given the role and scope of authority of these committees, and that a majority of the Board is composed of independent directors, the Board believes that its leadership structure is appropriate. We select directors as members of these committees with the expectation that they will be free of relationships that might interfere with the exercise of independent judgement.

Our Board of Directors is our Company’s ultimate decision-making body, except with respect to those matters reserved to the stockholders. Our Board selects our senior management team, which is charged with the conduct of our business. Our Board acts as an advisor and counselor to senior management and oversees its performance.

Code of Ethics

Our Board of Directors has adopted a Financial Officer Code of Ethics applicable to the Company’s Executive Chairman, Chief Executive Officer, Chief Financial Officer and all other members of the Company’s Finance Department. This Code of Ethics is posted on the Company’s website at www.legacyhousingusa.com under the Investor Relations section. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or a waiver from, the provision of our Code of Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controllers, or persons performing similar functions and that relates to any element of such provision of our Code of Ethics by posting such information on our website within four business days of the date of such amendment or waiver. In the case of a waiver, the nature of the waiver, the name of the person to whom the waiver was granted, and the date of the waiver will also be disclosed.

Risk Oversight

As part of its oversight functions, the Board of Directors is responsible for oversight of risk management at the Company. Responsibility for oversight of risk management is delegated from the Board to the Audit Committee.

Director Independence

The Board of Directors has determined that each of Messrs. Bates, Stouder and Crawford are independent in accordance with Nasdaq rules, and it also determined that retiring directors, Richard W. Florea and John A. Isakson, met the requirements of independence. To determine independence, the Board of Directors adopted and applied the categorical standards of independence included in Nasdaq Listing Rule 5605(a)(2), which include a series of objective tests, such as that the director is not an employee of the company and has not engaged in various types of business dealings with the company. Audit committee members also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act.

Board of Directors Meetings

There were five meetings of the Board of Directors in 2019 and all directors attended all meetings of the Board of Directors either in-person or telephonically. There have been four meetings of the Board of Directors so far during the 2020 fiscal year. One director did not attend the first two meetings, and otherwise all directors attended all meetings of the Board of Directors either in-person or telephonically. We select independent directors as members of these committees with the expectation that they will be free of relationships that might interfere with their exercise of independent judgment.

Audit Committee

There were three meetings of the Audit Committee in 2019 and all directors attended all meetings of the Audit Committee either in-person or telephonically. So far during the 2020 fiscal year, there have been two meetings of the Audit Committee. One director did not attend the first meeting, and otherwise all of the members of the Audit Committee have attended all of the Audit Committee meetings either in-person or telephonically. Our Audit Committee is involved in:

•

the appointment, compensation, review and oversight of the work of the independent registered public accounting firm, and where appropriate, the replacement of the independent registered public accounting firm;

•

discussions with management and the independent auditor, prior to public dissemination, the Company’s annual audited financial statements and quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and discuss with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61;

•

discussions with management and our independent public accountants with respect to the scope and results of our year-end audit, our internal accounting controls, and the professional services furnished to us by the independent auditors;

•

discussions with management and the independent auditor the Company’s major financial risk exposures, the guidelines and policies by which risk assessment and management is undertaken, and the steps management has taken to monitor and control risk exposure; and

•	the review of the adequacy and effectiveness of our internal controls over financial reporting.

The members of our Audit Committee currently are Stephen Crawford (Chairman), John Isakson and Richard Florea. A copy of our Audit Committee Charter is available on our website at www.legacyhousingusa.com under the Investor Relations section. Should Proposal 1 be approved regarding the election of directors, Jeffrey Stouder would replace Mr. Isakson and Robert Bates would replace Mr. Florea as members of the Audit Committee. Either the Audit Committee or the full Board of Directors would then determine who will serve as the chair of the Audit Committee.

In addition, the Board determined that Jeffrey Stouder is qualified as a financial expert.

Compensation Committee

There was one meeting of the Compensation Committee in 2019 and all directors attended the meeting of the Compensation Committee either in-person or telephonically. So far in 2020, the Compensation Committee has not yet met, but is expected to meet before the end of 2020. Our Compensation Committee:

•

evaluates the performance of the CEO and other executive officers and, based on such evaluation, approve, or recommend to the full Board of Directors the approval of, the annual salary, bonus, stock options, and other benefits, direct and indirect, of the CEO and other executive officers;

•	reviews compensation programs for our officers and key employees, including cash bonus levels and grants under our stock option and incentive plans;
•

to the extent not delegated to the Audit Committee by the Board of Directors, review and approve all related-party transactions (as specified in Item 404 of Regulation S-K) and review and make recommendations to the full Board of Directors; and

•	reviews director compensation.

Pursuant to its charter, the Compensation Committee has the ability to delegate its authority to subcommittees, although to date it has not done so.

The members of our Compensation Committee currently are John Isakson (Chairman), Richard Florea and Stephen Crawford. Should Proposal 1 be approved regarding the election of directors, Jeffrey Stouder would replace Mr. Isakson and Robert Bates would replace Mr. Florea as members of the Compensation Committee. A copy of our Compensation Committee Charter is available on our website at www.legacyhousingusa.com under the Investor Relations section.

Nominating and Corporate Governance Committee

There was one meeting of the Nominating and Corporate Governance Committee in 2019 and all directors attended the meeting of the Nominating and Corporate Governance Committee either in-person or telephonically. So far in 2020, the Nominating and Corporate Governance Committee has not yet met but is expected to meet before the end of 2020. Our Nominating and Corporate Governance Committee is responsible for:

•	reviewing suggestions of candidates for director made by directors, stockholders, and management;
•	making recommendations to the Board regarding the composition of the Board;
•	nominating individual candidates for election to the Board;
•	conducting all necessary and appropriate inquiries into the backgrounds and qualifications of possible candidates;
•	consider questions of independence and possible conflicts of interest of members of the Board of Directors and executive officers;
•	overseeing and approving the management continuity planning process;
•

developing and recommending to the Board of Directors a set of corporate governance principles applicable to the Company and keep abreast of developments with regard to corporate governance to enable the Committee to make recommendations to the Board of Directors in light of such developments as may be appropriate; and

•

considering nominee recommendations made by stockholders provided that the names of such nominees, accompanied by relevant biographical information, are submitted in accordance with the procedures set forth above under “How and when may I submit a stockholder proposal, including a stockholder nomination for director, for the 2021 Annual Meeting?”

In fulfilling its responsibilities for identifying and evaluating nominees for director, the Nominating and Corporate Governance Committee takes into account the prior experience of director nominees and its application to their responsibilities as a director of Legacy; however, there are no stated minimum qualifications for director nominees.

The Company does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Nominating and Corporate Governance Committee strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills and expertise to oversee the Company’s businesses. In addition to considering a candidate’s background and accomplishments, candidates are reviewed in the context of the current composition of the Board and the evolving needs of our businesses. The Company’s policy is to have at least a majority of directors qualify as “independent” under the listing requirements of Nasdaq.

In the event of a vacancy on the Board, the Nominating and Corporate Governance Committee intends to identify and evaluate candidates by making requests of Board members and others for recommendations, meeting from time to time to evaluate biographical information and background material relating to potential candidates, and having members of the Nominating and Corporate Governance Committee and the Board interview selected candidates. Assuming that appropriate biographical and background material is provided for candidates recommended by stockholders on a timely basis, and that any such nomination accompanied by a written consent of the candidate to being named as a nominee and to serve as a director if elected, the Nominating and Corporate Governance Committee will evaluate director candidates recommended by stockholders by following substantially the same process, and applying substantially the same criteria, as it follows for director candidates submitted by Board members.

The members of the Nominating and Corporate Governance Committee currently are Richard Florea (Chairman) and John Isakson. Should Proposal 1 be approved regarding the election of directors, Stephen Crawford would replace Mr. Florea and Robert Bates would replace Mr. Isakson as members of the Nominating and Corporate Governance Committee. A copy of our Nominating and Corporate Governance Committee Charter is available on our website at www.legacyhousingusa.com under the Investor Relations section.

Director Attendance at Annual Meetings

Our Board of Directors encourages director attendance at our annual meetings of stockholders. All of our directors attended the Company’s 2019 annual meeting.

Policy for Stockholder Communications

Mail can be addressed to directors in care of the Office of the Corporate Secretary, Legacy Housing Corporation, 1600 Airport Freeway, Suite 100, Bedford, Texas 76022. At the direction of the Board of Directors, all mail received will be opened and screened for security purposes. All mail, other than junk mail or obscene items, will be forwarded either by the United States Postal Service or by electronic mail. Mail addressed to a particular director will be forwarded or delivered to that director. Mail addressed to “Outside Directors” or “Non-Management Directors” will be forwarded or delivered to each of the non-employee directors. Mail addressed to the “Board of Directors” will be forwarded or delivered to the Executive Chairman of the Board.

Related Party Transactions

Pursuant to a policy approved by the Board, all related party transactions above the threshold of $20,000 requires Board consultation and approval or ratification by the independent members of our Board.

The independent members of the Board will determine whether the terms of a covered transaction are fair to the Company and no less favorable to the Company than would be generally available absent the relationship with the related party, whether there are business reasons for the transaction, whether the transaction impairs the independence of an outside director and whether the transaction is material, among other considerations.

Employee, Officer and Director Hedging

At this time, the Company has not adopted a policy regarding the ability of officers, directors and employees to purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities.

CHANGE IN ACCOUNTANTS

Effective July 12, 2019, the Board of Directors of the Company approved the engagement of BKD, LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2019, and dismissed Grant Thornton LLP as the Company’s independent registered public accounting firm. The change in the Company’s independent registered public accounting firm was made to reduce the fees payable by the Company in connection with the audit of its financial statements.

Grant Thornton LLP’s audit reports on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2018 and 2017 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal year ended December 31, 2018 and the subsequent interim period through July 12, 2019, there were (i) no disagreements (as described in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the Company and Grant Thornton LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Grant Thornton LLP’s satisfaction, would have caused Grant Thornton LLP to make reference thereto in its reports on the financial statements for such years, and (ii) no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K.

The Company provided Grant Thornton LLP with a copy of the disclosures the Company was making in its Form 8-K and requested that Grant Thornton LLP furnish a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the statements made herein. A copy of Grant Thornton LLP’s letter dated July 17, 2019 was filed as Exhibit 16.1 to the Company’s Form 8-K dated July 17, 2019, and such letter stated that it agreed with the statements concerning Grant Thornton LLP contained therein.

During the audit for the year ended December 31, 2018, material weaknesses were identified in our internal control over financial reporting, as disclosed in our Registration Statement on Form S-1 (File No. 333-228288) and in our Annual Report on Form 10-K for the year ended December 31, 2019. The material weaknesses were due to insufficient accounting processes and procedures for certain accounts, insufficient experienced personnel to support preparation of financial statements and insufficient policies and procedures to ensure the appropriate review and approval of user access rights to our accounting system; and lack of approval of journal entries and segregation of duties in our financial reporting process. Grant Thornton discussed these matters with the Audit Committee, and the Company authorized Grant Thornton to fully respond to any inquiries by BKD, LLP concerning these matters.

During the fiscal year ended December 31, 2018 and the subsequent interim period through July 12, 2019, neither the Company nor anyone acting on its behalf consulted with BKD, LLP regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements or the effectiveness of internal control over financial reporting, and neither a written report or oral advice was provided to the Company that BKD, LLP concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue, (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K, or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

AUDIT FEES

Principal Accountant Fees and Services

BKD, LLP served as our independent registered public accountants for the year ended December 31, 2019 and Grant Thornton LLP served as our independent registered public accountants for the year ended December 31, 2018.

Audit Fees

For our fiscal year ended December 31, 2019, we were billed approximately $270,000 for professional services rendered by BKD, LLP and for our fiscal year ended December 31, 2018 we were billed approximately $1,507,000 for professional services rendered by Grant Thornton LLP. Audit fees consist of the aggregate fees billed for (i) the audit of our annual financial statements included herein, (ii) audits and reviews included in our Registration Statement on Form S-1 related to our IPO in 2018, (iii) services that are normally provided in connection with statutory and regulatory filings or engagements such as comfort letters, consents and other services, and (iv) accounting consultations.

Audit Related Fees

There were no fees for audit-related services rendered by our independent auditors for the years ended December 31, 2019 and 2018.

Tax Fees

For our fiscal years ended December 31, 2019 and 2018, there were no fees for professional services rendered by our independent auditors for tax compliance, tax advice, and tax planning.

All Other Fees

For our fiscal year ended December 31, 2019, we were billed approximately $15,000 by BKD, LLP for review of internal control documentation prepared by our management. There were no fees that fell into the classification of “Other Fees” for our fiscal year ended December 31, 2018.

Pre-Approval Policies

Following the appointment of all three current members to the Board’s audit committee, such committee began its activities in December 2018. Prior to then, all of the above services and fees were reviewed and approved by the entire Board. No services were performed before or without approval.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Company’s Board of Directors in overseeing and monitoring the integrity of the Company’s financial reporting process, compliance with legal and regulatory requirements related to financial reporting, and the quality of internal and external audit processes. The Audit Committee’s roles and responsibilities are set forth in a written charter, which is available on the Company’s website www.legacyhousingusa.com under the Investor Relations section.

Management of the Company is responsible for the consolidated financial statements and reporting process, including establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a 15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a 15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal controls over financial reporting that has materially affected, or is reasonably likely to materially affect, internal controls over financial reporting. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of these consolidated financial statements with accounting principles generally accepted in the United States, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

During the audit for the year ended December 31, 2019, material weaknesses were identified in our internal control over financial reporting, as disclosed in our in our Annual Report on Form 10-K for the year ended December 31, 2019. The material weaknesses were due to insufficient accounting processes and procedures for certain accounts, insufficient experienced personnel to support preparation of financial statements and insufficient policies and procedures to ensure the appropriate review and approval of user access rights to our accounting system, and lack of approval of journal entries and segregation of duties in our financial reporting process, and insufficient safeguards provided by our information technology infrastructure as required by the COBIT framework.

The Audit Committee reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC, as well as BKD’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K. The latter report relates to BKD’s audit of the consolidated financial statements. During 2020, management, in conjunction with a retained outside consultant, has continued the testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404(a) of the Sarbanes-Oxley Act and related regulations.

Based on the reviews and discussions noted above, the Audit Committee recommended to the Board that the audited consolidated financial statements and related footnotes be included in Legacy’s Annual Report on Form 10-K for the year ended December 31, 2019.

The Audit Committee:

/s/ STEPHEN CRAWFORD
Stephen Crawford (Chair) John Isakson Richard Florea

SECURITY OWNERSHIP

The following table and accompanying footnotes set forth certain information with respect to the beneficial ownership of our common stock as of October 19, 2020, referred to in the table below as the “Beneficial Ownership Date,” by:

•	each person who is known to be the beneficial owner of 5% or more of the outstanding shares of our common stock;
•	each of our current directors and director nominees and each of our named executive officers individually; and
•	all our current directors, director nominees and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to stock options or warrants held by that person that are currently exercisable or exercisable within 60 days of the Beneficial Ownership Date and shares of restricted stock subject to vesting until the occurrence of certain events are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 24,192,157 shares of common stock outstanding as of the Beneficial Ownership Date.

To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is c/o Legacy Housing Corporation, 1600 Airport Freeway, Suite 100, Bedford, Texas 76022.

	Shares of Common
	Stock Beneficially
	Owned
Name and Address of Beneficial Owner	Number of Shares	Percentage
Directors and Executive Officers
Curtis D. Hodgson (1)	6,514,934	26.9%
Kenneth E. Shipley (2)	3,219,161	13.3%
Thomas Kerkaert	—	—
Jeffrey V. Burt (3)	12,000	*
Neal J. Suit	—	—
Stephen L. Crawford	—	—
Richard W. Florea	—	—
John Isakson	734	*
Jeffrey K. Stouder	—	—
Robert D. Bates	—	—
5% Stockholders
William Shipley (2)	3,230,131	13.4%
Douglas Shipley (2)	3,256,667	13.5%
All directors, director nominees and executive officers as a group (9 persons)	9,746,829	40.3%

*	Less than 1% of outstanding shares of common stock
(1)

Mr. Hodgson’s beneficial ownership includes 1,000,000 shares of common stock owned by Hodgson Ventures, a Texas limited partnership, of which Mr. Hodgson is the general partner, 3,074,200 shares of common stock owned by the Hodgson 2015 Grandchild’s Trust, of which Mr. Hodgson shares voting and investment power with respect to such shares, and 100,000 shares owned by Cusach, Inc., an entity controlled by Mr. Hodgson.

(2)

Kenneth E. Shipley’s beneficial ownership includes 100,000 shares of common stock owned by Shipley Bros., Ltd., an entity controlled by Kenneth E. Shipley. Each of Kenneth E. Shipley’s brothers, William Shipley and Douglas Shipley, owns 3,230,131 and 3,256,667 shares of our common stock, respectively, as to which shares Kenneth E. Shipley disclaims any beneficial interest.

(3)

Mr. Burt’s beneficial ownership consists of 12,000 shares of common stock, representing 28.6% of the 60,000 shares of common stock granted to him during the seven-year period commencing February 7, 2019 under our 2018 Incentive Compensation Plan, which are currently vested, less 5,143 shares sold during 2019.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our officers, directors, and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and Nasdaq. These officers, directors, and greater than ten percent beneficial owners are required by SEC regulation to furnish us with copies of all Forms 3, 4 and 5 they file with the SEC and Nasdaq.

Based solely on our review of the copies of the forms we have received, we believe that all our officers, directors and greater than ten percent beneficial owners complied with filing requirements applicable to them with respect to transactions during 2019, except that on August 16, 2019, Mr. Hodgson filed a Form 4 late by 26 days due to administrative oversight, on August 28, 2019, Mr. Hodgson filed a Form 4 late by seven days due to administrative oversight, on October 28, 2019, Mr. Hodgson filed a Form 4 late by three days due to administrative oversight, on December 3, 2019, Mr. Hodgson filed a Form 4 late by four days due to administrative oversight, on August 16, 2019, Mr. Kenneth Shipley filed a Form 4 late by 26 days due to administrative oversight, on October 28, 2019, Mr. Kenneth Shipley filed a Form 4 late by three days due to administrative oversight, on August 16, 2019, Mr. William Shipley filed a Form 4 late by 26 days due to administrative oversight, on August 16, 2019, Mr. Douglas Shipley filed a Form 4 late by 26 days due to administrative oversight, on August 28, 2019, Mr. Suit filed a Form 4 late by six days due to administrative oversight, and on August 28, 2019, Mr. Burt filed a Form 4 late by six days due to administrative oversight.

MANAGEMENT

Officers of the Company

Our current executive officers are:

Name	Age	Position with the Company
Curtis D. Hodgson	66	Executive Chairman of the Board
Kenneth E. Shipley	61	President and Chief Executive Officer
Thomas Kerkaert	38	Chief Financial Officer
Jeffrey V. Burt	58	Chief Accounting Officer

See “Proposal 1—Election of Directors” above for biographical information concerning Curtis D. Hodgson and Kenneth E. Shipley.

Thomas Kerkaert joined our company in August 2020 and serves as Chief Financial Officer. In this capacity, he oversees the financial actions of the Company, as well as oversight of the accounting systems, policies and financial reporting of the Company. Mr. Kerkaert, in a career spanning more than fifteen years, has served as a finance vice president, as well as other strategic and operational financial positions, in public and private-equity backed companies, including most recently serving as the Vice President of Finance for a business unit within Sandvik AB, a publicly owned company that provides advanced engineering equipment, tools, service and technical solutions across a range of industries. He brings extensive experience in strategic and business planning, acquisitions and divestitures, financial management systems, operational restructuring, and process improvement. Mr. Kerkaert earned his Masters degree in Accounting from the University of Arizona and is a Certified Public Accountant.

Jeffrey V. Burt joined our company in September 2010 and serves as Chief Accounting Officer. In this capacity, Mr. Burt oversees accounting functions such as ledger accounts and financial statements. Mr. Burt began his career with our company as Controller from 2010 to 2013, then as Chief Financial Officer and Treasurer from April 2013 until July 2019, at which time he became the Chief Accounting Officer. Prior to joining our company, from 1993 to 2009, Mr. Burt served as

Vice President and Chief Financial Officer of Kohner Properties, Inc., a company that manages multi-family housing for owners across the central part of the United States. Mr. Burt has more than 20 years of experience in the real estate and manufactured housing industry and has expertise in the areas of accounting systems, performance reporting tools, and evaluations of key performance indicators versus a company’s goals. Mr. Burt earned a B.S. degree from the University of Southern Illinois and M.B.A. from the University of Notre Dame.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

In considering our executive compensation policies and practices, we seek to balance our interest in limiting operating expenses and minimizing stockholder dilution with our interest in using compensation to attract, retain and motivate employees. In reconciling these competing concerns, we strive to act in the long-term best interests of the Company and our stockholders. The elements of our executives’ total compensation are base salary, cash incentive awards, stock incentive awards, bonuses and other employee benefits.

Risk Considerations

The Compensation Committee has considered whether our executive compensation program creates risks that are reasonably likely to have a material adverse effect on the Company and concluded that it does not. In reaching its conclusion, the Committee considered the Company’s strategic goals and operational practices and evaluated the design of its compensation programs to assess whether these programs foster a business environment that might drive inappropriate decision-making or behavior. The majority of our management’s cash compensation typically consists primarily of base salary, which we believe mitigates inappropriate or excessive risk-taking that could harm stockholder value. To the extent that executives receive equity incentive awards, historically such awards have been long-term awards that were intended to align executives’ interests with those of our stockholders.

Summary Compensation Table

The following table includes all compensation earned by the named executive officers for the respective period, regardless of whether such amounts were actually paid during the period:

				Stock	Option	All Other
Name and Position	Years	Salary ($)	Bonus ($)	Awards ($)	Awards ($)	Compensation ($)	Total ($)
Curtis D. Hodgson	2019	50,000	—	—	—	—	50,000
Executive Chairman (former Co-Chief Executive Officer)	2018	50,000	—	—	—	—	50,000
Kenneth E. Shipley	2019	50,000	—	—	—	—	50,000
President and Chief Executive Officer (former Co‑Chief Executive Officer)	2018	50,000	—	—	—	—	50,000
Jeffrey V. Burt	2019	234,863	—	116,823	—	—	351,686
Chief Accounting Officer	2018	223,654	30,000	—	—	—	253,654
Neal J. Suit	2019	249,313	—	116,823	56,421	—	422,557
Executive Vice President, General Counsel and Secretary (1)	2018	183,077	30,000	—	—	—	213,077

(1)	Mr. Suit left his position as the Company’s Executive Vice President and General Counsel in May 2020.

Mr. Hodgson and Mr. Shipley’s compensation structure, in light of the fact they have traditionally only received a relatively nominal salary of $50,000, is focused on increasing the equity value of our company as their primary compensation is in the value of their ownership interests in the company. Mr. Hodgson, whether individually or through entities or trusts he controls, owned 50% of the partnership interests in the company as of year-end 2017, which interests were converted to an initial allocation of 10,000,000 shares of common stock of the company upon the conversion to a corporation effective January 1, 2018. Mr. Shipley and his family members, whether individually or through an entity Mr. Shipley controls, owned 50% of the partnership interests of the company as of year-end 2017, which interests were converted into an initial allocation of 10,000,000 shares of our common stock of the company upon the conversion to a corporation. Subject to our Board’s reevaluation, Mr. Hodgson and Mr. Shipley will continue to be compensated based on a fixed annual salary of $50,000.

Employment Agreements

On November 27, 2018, we entered into an employment agreement with each of Curtis D. Hodgson and Kenneth E. Shipley to serve as our Co-Chief Executive Officer for an initial term beginning January 1, 2018 and ending December 31, 2021. Following the initial expiration date of the employment agreements, and on each subsequent one year anniversary of such date, the term of the employment agreements will automatically be extended for one year, unless earlier terminated by either party. Generally, since founding our company, Mr. Hodgson has overseen our day-to-day business operations, including strategic planning and manufacturing, and Mr. Shipley has overseen our sales and distribution, including our company-owned retail locations. Under the employment agreements, each executive’s annual salary is $50,000, which is subject to increase at the discretion of our compensation committee. The employment agreements provide for customary provisions for the termination of the executive’s employment with us for cause (as defined in the applicable employment agreement) and for any reason other than for cause. The executive will be entitled to receive his salary for the remaining portion of the employment period if he is terminated other than for cause, payable in accordance with our company’s regular payroll practices. Additionally, in the event the executive’s employment with us is terminated within one year after a change of control (as defined in the applicable employment agreement) for reasons other than cause, we have agreed to pay the executive an amount equal to two years’ compensation at his then current rate of pay.

The employment agreements also contain covenants (a) confirming that all intellectual property developed by each executive and relating to our business constitutes our sole and exclusive property, (b) prohibiting each executive from disclosing confidential information regarding our company at any time, (c) restricting each executive from engaging in any activities competitive with our business during his employment with us and for a period of one year thereafter, and (d) preventing each executive from recruiting, soliciting or hiring away employees of our company for a period of two years after his employment with us. The employment agreements are governed by the laws of the State of Delaware.

On February 7, 2019, our Board of Directors separated the roles of Chief Executive Officer and Chairman of the Board, consistent with corporate governance best practices. Mr. Hodgson transitioned from his role as our Co-Chief Executive Officer to become our Executive Chairman of the Board and Mr. Shipley became our sole Chief Executive Officer and President. Mr. Hodgson, as an Executive Chairman, will remain actively involved in our management in this role, including with respect to overall corporate strategy and manufactured home park development and financing.

Outstanding Equity Awards at December 31, 2019

The following table shows outstanding option awards held by the named executive officers as of December 31, 2019.

Name	Vested Shares	Unvested Shares	Total Shares
Curtis D. Hodgson	—	—	—
Kenneth E. Shipley	—	—	—
Jeffrey V. Burt	—	—	—
Neal J. Suit (1)	7,337	51,357	58,694

(1) Mr. Suit was awarded options to purchase 58,694 shares of common stock under our 2018 Incentive Compensation Plan. The grant date of the options was February 7, 2019 and the strike price was $13.63. Options for 7,337 shares vested on the grant date and the remaining options vest at a rate of 12.5% annually, until fully vested on February 7, 2026. These options were forfeited due to Mr. Suit’s departure from the Company in May 2020.

2018 Incentive Compensation Plan

Our Board of Directors and the holders of a majority of our outstanding shares of common stock adopted our 2018 Incentive Compensation Plan (the “Plan”) prior to the closing of our IPO. The purpose of our Plan is to assist us in attracting, motivating, retaining and rewarding high-quality executives and other employees, officers, directors, consultants and other persons who provide services to us. No awards under the Plan have been made to date. We have set aside an aggregate of 200,000 shares of common stock (including stock options) as additional compensation that we expect to award to our officers, directors and key personnel under the terms of our Plan, and this amount will not exceed 10% of the then outstanding shares of our common stock.

Administration. Our Plan is to be administered by our Compensation Committee, provided, however, that except as otherwise expressly provided in the Plan, the Board of Directors may exercise any power or authority granted to the committee under our Plan. Subject to the terms of our Plan, the committee is authorized to select eligible persons to receive awards, determine the type, number and other terms and conditions of, and all other matters relating to, awards, prescribe award agreements (which need not be identical for each participant), and the rules and regulations for the administration of the Plan, construe and interpret the Plan and award agreements, and correct defects, supply omissions or reconcile inconsistencies in them, and make all other decisions and determinations as the committee may deem necessary or advisable for the administration of our Plan.

Eligibility. The persons eligible to receive awards under our Plan are the officers, directors, employees, consultants and other persons who provide services to us. An employee on leave of absence may be considered as still in the employ of our company for purposes of eligibility for participation in our Plan.

Types of Awards. Our Plan provides for the issuance of stock options, stock appreciation rights, or SARs, restricted stock, deferred stock, dividend equivalents, bonus stock and awards in lieu of cash compensation, other stock-based awards and performance awards. Performance awards may be based on the achievement of specified business or personal criteria or goals, as determined by the committee.

Shares Available for Awards. The total number of shares of common stock that may be subject to the granting of awards under our Plan at any time during the term of the Plan will be equal to 2,500,000 shares. This limit will be increased by the number of shares with respect to which awards previously granted under our Plan that are forfeited, expire or otherwise terminate without issuance of shares, or that are settled for cash or otherwise do not result in the issuance of shares, and the number of shares that are tendered (either actually or by attestation) or withheld upon exercise of an award to pay the exercise price or any tax withholding requirements.

Stock Options and Stock Appreciation Rights. The committee is authorized to grant stock options, including both incentive stock options, or ISOs, which can result in potentially favorable tax treatment to the participant, and non-qualified stock options, and stock appreciation rights entitling the participant to receive the amount by which the fair market value of a share of common stock on the date of exercise exceeds the grant price of the stock appreciation right. The exercise price per share subject to an option and the grant price of a stock appreciation right are determined by the committee, but in the case of an ISO must not be less than the fair market value of a share of common stock on the date of grant. For purposes of our Plan, the term “fair market value” means the fair market value of common stock, awards or other property as determined by the committee or under procedures established by the committee. The maximum term of each option or stock appreciation right, the times at which each option or stock appreciation right will be exercisable, and provisions requiring forfeiture of unexercised options or stock appreciation rights at or following termination of employment generally are fixed by the committee, except that no option or stock appreciation right may have a term exceeding ten years.

Restricted and Deferred Stock. The committee is authorized to grant restricted stock and deferred stock. Restricted stock is a grant of shares of common stock which may not be sold or disposed of, and which may be forfeited in the event of certain terminations of employment, prior to the end of a restricted period specified by the committee. A participant granted restricted stock generally has all of the rights of a stockholder of our company, unless otherwise determined by the committee. An award of deferred stock confers upon a participant the right to receive shares of common stock at the end of a specified deferral period, subject to possible forfeiture of the award in the event of certain terminations of employment prior to the end of a specified restricted period. Prior to settlement, an award of deferred stock carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted, as discussed below.

Other Terms of Awards. Awards may be settled in the form of cash, shares of common stock, other awards or other property, in the discretion of the committee. The committee may require or permit participants to defer the settlement of all or part of an award in accordance with such terms and conditions as the committee may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains and losses based on deemed investment of deferred amounts in specified investment vehicles. The committee is authorized to place cash, shares of common stock or other property in trusts or make other arrangements to provide for payment of our obligations under our Plan.

Awards under our Plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The committee may, however, grant awards in exchange for other awards under our Plan, awards under other company plans or other rights to payment from us, and may grant awards in addition to and in tandem with such other awards, rights or other awards.

Acceleration of Vesting; Change in Control. The committee may, in its discretion, accelerate the exercisability, the lapsing of restrictions or the expiration of deferral or vesting periods of any award, and such accelerated exercisability, lapse, expiration and if so provided in the award agreement or otherwise determined by the committee, vesting will occur automatically in the case of a “change in control” of our company, as defined in our Plan (including the cash settlement of stock appreciation rights which may be exercisable in the event of a change in control). In addition, the committee may provide in an award agreement that the performance goals relating to any performance award will be deemed to have been met upon the occurrence of any “change in control.”

Amendment and Termination. The Board of Directors may amend, alter, suspend, discontinue or terminate our Plan or the committee’s authority to grant awards without further stockholder approval, except stockholder approval must be obtained for any amendment or alteration if such approval is required by law or regulation or under the rules of any stock exchange or quotation system on which shares of common stock are then listed or quoted. Thus, stockholder approval may not necessarily be required for every amendment to our Plan which might increase the cost of our Plan or alter the eligibility of persons to receive awards. Stockholder approval will not be deemed to be required under laws or regulations, such as those relating to ISOs, that condition favorable treatment of participants on such approval, although the Board of Directors may, in its discretion, seek stockholder approval in any circumstance in which it deems such approval advisable. Our Plan will terminate at the earliest of (a) such time as no shares of common stock remain available for issuance under our Plan, (b) termination of our Plan by the Board of Directors, or (c) the tenth anniversary of the effective date of the Plan. Awards outstanding upon expiration of our Plan will remain in effect until they have been exercised or terminated or have expired.

It is intended that any amounts payable under the Plan will either be exempt from Section 409A of the Code or will comply with Section 409A (including Treasury regulations and other published guidance related thereto) so as not to subject an employee to payment of any other additional tax, penalty or interest imposed under Section 409A of the Code.

Director Compensation

We currently compensate each non-employee director through annual stock option grants and by paying annual fees for their participation on the Board and on respective Board committees. Our Board members receive compensation of $10,000 per quarter, as well as an annual award of $10,000 in stock option grants. Our Board of Directors will review director compensation annually and adjust it according to then current market conditions and good business practices.

The following table summarizes the compensation earned by or paid to non-employee directors for the fiscal year ended December 31, 2019. Director compensation for Mr. Hodgson and Mr. Shipley is excluded from this table because they are named executive officers whose total compensation from the Company in fiscal year 2019 is disclosed in the Summary Compensation Table for executive officers above.

		Stock
	Cash ($)	Awards ($)	Total ($)
John A. Isakson	40,000	10,000	50,000
Philip T. Blazek	40,000	10,000	50,000
Mark E. Bennet	40,000	10,000	50,000
Stephen L. Crawford	10,000	—	10,000

ANNUAL REPORT

A copy of our Annual Report on Form 10-K for the year ended December 31, 2019 has been provided to all stockholders as of October 30, 2020. Stockholders are referred to the report for financial and other information about us, but such report is not incorporated in this proxy statement and is not a part of the proxy soliciting material.

We will provide without charge to any stockholder, as of the record date, copies of our Annual Report, upon written request delivered to Shane Allred, Corporate Secretary, at the Company’s offices at 1600 Airport Freeway, Suite 100, Bedford, Texas 76022.

By Order of the Board of Directors,
Kenneth E. Shipley President and Chief Executive Officer
October 30, 2020
Bedford, Texas

LEGACY HOUSING CORPORATION 2020 Annual Meeting of Stockholders December 2, 2020 This Proxy is Solicited On Behalf Of The Board Of Directors s FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED s PROXY Please mark your votes like this THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR-PROPOSALS 1 AND 2. FOR AGAINST ABSTAIN 1. Election of Directors (1) Curtis D. Hodgson (2) Kenneth E. Shipley (3) Robert D. Bates (4) Jeffrey K. Stonder (5) Stephen L. Crawford 2. Ratification of independent registered public accounting firm. FOR all Nominees WITHHOLD AUTHORITY (Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above) CONTROL NUMBER Signature Signature, if held jointly Date , 2020. Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such. X Please Be Sure To Mark, Sign, Date and Return Your Proxy Card in the Envelope Provided

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held December 2, 2020 The Proxy Statement and our 2020 Annual Report to Stockholders are available at https://www.cstproxy.com/legacyhousingcorp/2020 s FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED s PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS LEGACY HOUSING CORPORATION The undersigned appoints Curtis D. Hodgson and Shane Allred, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Legacy Housing Corporation, held of record by the undersigned at the close of business on October 19, 2020 at the Annual Meeting of Stockholders of Legacy Housing Corporation to be held on December 2, 2020, or at any adjournment thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE FIVE NOMINEES TO THE BOARD OF DIRECTORS, AND IN FAVOR OF PROPOSAL 2, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. (Continued and to be marked, dated and signed, on the other side)